NEWS RELEASE
FOR IMMEDIATE RELEASE
October 28, 2021
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FISCAL YEAR 2021 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the fiscal year ended September 30, 2021. The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2021 will be filed with the Securities and Exchange Commission ("SEC") on or about November 24, 2021 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $18.6 million;
•basic and diluted earnings per share of $0.14;
•net interest margin of 1.97%;
•paid dividends of $11.5 million, or $0.085 per share; and
•on October 19, 2021, announced a cash dividend of $0.085 per share, payable on November 19, 2021 to stockholders of record as of the close of business on November 5, 2021.

Highlights for the fiscal year include:
•net income of $76.1 million;
•basic and diluted earnings per share of $0.56;
•net interest margin of 1.90%;
•deposit growth of 6.6%;
•paid dividends of $117.9 million, or $0.87 per share; and
•on October 28, 2021, announced a fiscal year 2021 cash true-up dividend of $0.22 per share, payable on December 3, 2021 to stockholders of record as of the close of business on November 19, 2021.

Comparison of Operating Results for the Three Months Ended September 30, 2021 and June 30, 2021

For the quarter ended September 30, 2021, the Company recognized net income of $18.6 million, or $0.14 per share, compared to net income of $18.2 million, or $0.13 per share, for the quarter ended June 30, 2021. The net interest margin increased 13 basis points, from 1.84% for the prior quarter to 1.97% for the current quarter, due mainly to a higher loan portfolio average yield.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$57,139	$54,779	$2,360	4.3%
Mortgage-backed securities ("MBS")	4,900	5,360	(460)	(8.6)
Federal Home Loan Bank Topeka ("FHLB") stock	952	944	8	0.8
Investment securities	750	763	(13)	(1.7)
Cash and cash equivalents	27	26	1	3.8
Total interest and dividend income	$63,768	$61,872	$1,896	3.1

The increase in interest income on loans receivable was primarily a result of an increase in the weighted average portfolio yield, from 3.11% for the prior quarter to 3.21% for the current quarter, mainly in the one- to four-family correspondent portfolio due to a reduction in premium amortization related to a slowdown in endorsement and payoff activity. The decrease in interest income on MBS was due primarily to a decrease in the weighted average portfolio yield, from 1.40% for the prior quarter to 1.30% for the current quarter, resulting from an increase in premium amortization related to prepayment activity.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$10,335	$11,475	$(1,140)	(9.9)%
Borrowings	7,889	7,826	63	0.8
Total interest expense	$18,224	$19,301	$(1,077)	(5.6)

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on the portfolio, from 0.69% for the prior quarter to 0.62% for the current quarter, and a decrease in the average balance of the retail certificate of deposit portfolio. See "Financial Condition as of September 30, 2021" below for additional information on deposits.

Provision for Credit Losses
For the quarter ended September 30, 2021, the Bank recorded a negative provision for credit losses of $1.3 million, compared to a negative provision for credit losses of $2.7 million for the prior quarter. The negative provision in the current quarter was composed of a $906 thousand decrease in the allowance for credit losses ("ACL") for loans and a $418 thousand decrease in reserves for off-balance sheet credit exposures. The $1.3 million negative provision for credit losses in the current quarter was due primarily to more favorable forecasted economic conditions at September 30, 2021 compared to June 30, 2021, largely related to commercial loans. However, the negative provision for the current quarter was lower than the prior quarter, as the rate of improvement in the forecasted economic conditions was less significant as compared to June 30, 2021. See additional discussion regarding the Bank's ACL and reserves for off-balance sheet credit exposures at September 30, 2021 in the "Asset Quality" section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,294	$3,227	$67	2.1%
Insurance commissions	781	723	58	8.0
Other non-interest income	1,228	1,286	(58)	(4.5)
Total non-interest income	$5,303	$5,236	$67	1.3

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,600	$13,867	$733	5.3%
Information technology and related expense	4,354	4,736	(382)	(8.1)
Occupancy, net	3,639	3,504	135	3.9
Regulatory and outside services	1,476	1,469	7	0.5
Advertising and promotional	1,404	1,407	(3)	(0.2)
Deposit and loan transaction costs	638	693	(55)	(7.9)
Federal insurance premium	657	633	24	3.8
Office supplies and related expense	426	402	24	6.0
Other non-interest expense	1,053	891	162	18.2
Total non-interest expense	$28,247	$27,602	$645	2.3

The increase in salaries and employee benefits was due primarily to an increase in incentive compensation. The decrease in information technology and related expense was due mainly to a decrease in professional services expense, primarily as a result of the completion of some projects in the prior quarter, and software licensing expense. Included in other non-interest expense in the prior quarter was a partial reversal of a write-down on a branch property sold by the Bank.

The Company's efficiency ratio was 55.55% for the current quarter compared to 57.73% for the prior quarter. The improvement in the efficiency ratio was due primarily to higher net interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense, relative to the net interest margin and non-interest income.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$23,923	$22,896	$1,027	4.5%
Income tax expense	5,370	4,709	661	14.0
Net income	$18,553	$18,187	$366	2.0

Effective Tax Rate	22.4%	20.6%

The increase in income tax expense was due primarily to higher pretax income, as well as a higher effective tax rate in the current quarter. The higher effective tax rate was due mainly to adjustments of permanent tax differences, specifically the Company's low income housing partnership amounts.

Comparison of Operating Results for the Years Ended September 30, 2021 and 2020

The Company recognized net income of $76.1 million, or $0.56 per share, for fiscal year 2021 compared to net income of $64.5 million, or $0.47 per share, for fiscal year 2020. The increase in net income was due primarily to recording a $22.3 million provision for credit losses during the prior year compared to recording a negative provision for credit losses of $8.5 million in the current year, partially offset by a decrease in net interest income and an increase in income tax expense. Net interest income decreased $14.3 million, or 7.6%, from the prior year to $175.0 million for the current year. The net interest margin decreased 22 basis points, from 2.12% for the prior year to 1.90% for the current year. The decrease in net interest income and net interest margin was due mainly to a decrease in asset yields, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities, partially offset by a decrease in the cost of deposits and borrowings.

Interest and Dividend Income
The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$229,897	$270,494	$(40,597)	(15.0)%
MBS	21,399	23,009	(1,610)	(7.0)
FHLB Stock	3,916	5,827	(1,911)	(32.8)
Investment securities	2,825	4,467	(1,642)	(36.8)
Cash and cash equivalents	144	1,181	(1,037)	(87.8)
Total interest and dividend income	$258,181	$304,978	$(46,797)	(15.3)

The decrease in interest income on loans receivable was due mainly to a decrease in the weighted average yield, primarily in the one- to four-family loan portfolio. The decrease in the weighted average yield on the one- to four-family loan portfolio was due to endorsements and refinances to lower market rates, higher premium amortization related to correspondent one- to four-family loans due to high payoff and endorsement activity, along with adjustable-rate loans repricing to lower market rates, and the origination and purchase of new loans at lower market rates. Additionally, the average balance of the portfolio decreased compared to the prior year due primarily to a reduction in the correspondent one-to four-family loan portfolio. See "Average Balance Sheets" below.

The decrease in interest income on the MBS portfolio was due to a decrease in the weighted average yield as a result of purchases at lower market yields and the repricing of existing adjustable-rate MBS to lower market yields, partially offset by an increase in the average balance of the portfolio. Cash flows from the loan portfolio were used to purchase securities during the current fiscal year.

The decrease in dividend income on FHLB stock was due mainly to a decrease in the average balance of FHLB stock, along with a decrease in the dividend rate paid by FHLB. The average balance decreased as the Bank did not replace certain maturing FHLB advances between periods, which reduced the amount of FHLB stock owned by the Bank per FHLB requirements.

The decrease in interest income on investment securities was due to a decrease in the weighted average yield as a result of purchases at lower market yields, partially offset by an increase in the average balance of the portfolio.

The decrease in interest income on cash and cash equivalents was due primarily to a decrease in the yield earned on cash held at the Federal Reserve Bank of Kansas City.

Interest Expense
The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$48,406	$67,598	$(19,192)	(28.4)%
Borrowings	34,774	48,045	(13,271)	(27.6)
Total interest expense	$83,180	$115,643	$(32,463)	(28.1)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail certificates of deposit, money market accounts, and wholesale certificates of deposit. Since the onset of the Coronavirus Disease 2019 ("COVID-19") pandemic, retail certificates of deposit have been repricing downward as they renew or are replaced at lower offered rates, and rates on money market accounts have been lowered.

The decrease in interest expense on borrowings was due primarily to a decrease in the average balance, as certain maturing FHLB advances and repurchase agreements were not replaced and the Bank paid down its FHLB line of credit with liquidity generated from the deposit portfolio. The decrease in interest expense on borrowings was also a result of lowering the cost of FHLB advances by prepaying certain advances during the current and prior years.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year of $8.5 million, compared to a $22.3 million provision for credit losses during the prior year. The negative provision in the current fiscal year was composed of a $6.5 million decrease in the ACL for loans and a $2.0 million decrease in reserves for off-balance sheet credit exposures. The negative provision for credit losses in the current fiscal year was due primarily to favorable forecasted economic outlooks during the year, largely related to commercial loans. See additional discussion regarding the Bank's ACL and reserve for off-balance sheet credit exposures at September 30, 2021 in the "Asset Quality" section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$12,282	$11,285	$997	8.8%
Gain on sale of Visa Class B shares	7,386	—	7,386	N/A
Insurance commissions	3,030	2,487	543	21.8
Other non-interest income	5,388	5,827	(439)	(7.5)
Total non-interest income	$28,086	$19,599	$8,487	43.3
The increase in deposit service fees was due primarily to an increase in debit card income as a result of higher transaction volume. During the current year period, the Bank sold its Visa Class B Shares, resulting in a $7.4 million gain. The increase in insurance commissions was due primarily to higher annual contingent insurance commissions received in the current year period compared to the prior year period. The decrease in other non-interest income was primarily related to lower income from bank-owned life insurance ("BOLI"), due to a reduction in the yield as a result of lower market rates and reduced death benefit receipts.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$56,002	$52,996	$3,006	5.7%
Information technology and related expense	17,922	16,974	948	5.6
Occupancy, net	14,045	13,870	175	1.3
Regulatory and outside services	5,764	5,762	2	—
Advertising and promotional	5,133	4,889	244	5.0
Loss on interest rate swap termination	4,752	—	4,752	N/A
Deposit and loan transaction costs	2,761	2,890	(129)	(4.5)
Federal insurance premium	2,545	914	1,631	178.4
Office supplies and related expense	1,715	2,195	(480)	(21.9)
Other non-interest expense	4,930	5,514	(584)	(10.6)
Total non-interest expense	$115,569	$106,004	$9,565	9.0

The increase in salaries and employee benefits was due primarily to an increase in incentive compensation, as well as an increase in loan commissions related to higher loan origination activity. The increase in information technology and related expense was due mainly to an increase in software licensing expense and professional services expense. During the current fiscal year, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million resulting in the reclassification of unrealized losses totaling $4.8 million from accumulated other comprehensive income ("AOCI") into earnings. The increase in the federal insurance premium was due mainly to the Bank utilizing an assessment credit from the Federal Deposit Insurance Corporation ("FDIC") during the prior year period.

The Company's efficiency ratio was 56.91% for the current year compared to 50.74% for the prior year. The change in the efficiency ratio was due to higher non-interest expense and lower net interest income, partially offset by higher non-interest income. Management continues to strive to control operating costs. The increase in the efficiency ratio in the current year related to higher non-interest expense was due primarily to the loss on the termination of interest rate swaps, which was a unique transaction during the current year, along with higher federal insurance premium expense as the Bank utilized an assessment credit from the FDIC during the prior year.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$96,028	$80,630	$15,398	19.1%
Income tax expense	19,946	16,090	3,856	24.0
Net income	$76,082	$64,540	$11,542	17.9

Effective Tax Rate	20.8%	20.0%

The increase in income tax expense was due primarily to higher pretax income in the current year, as well as a higher effective tax rate compared to the prior year. The effective tax rate was lower in the prior year due primarily to a discrete benefit recognized in the prior year related to certain previously acquired BOLI policies. Management anticipates the effective income tax rate for fiscal year 2022 will be approximately 21% to 22%.

Financial Condition as of September 30, 2021

The following table summarizes the Company's financial condition at the dates indicated.

			Annualized
	September 30,	June 30,	Percent	September 30,	Percent
	2021	2021	Change	2020	Change
	(Dollars in thousands)
Total assets	$9,631,246	$9,649,665	(0.8)%	$9,487,218	1.5%
Available-for-sale ("AFS") securities	2,014,608	2,015,705	(0.2)	1,560,950	29.1
Loans receivable, net	7,081,142	7,033,827	2.7	7,202,851	(1.7)
Deposits	6,597,396	6,638,294	(2.5)	6,191,408	6.6
Borrowings	1,582,850	1,582,400	0.1	1,789,313	(11.5)
Stockholders' equity	1,242,273	1,237,624	1.5	1,284,859	(3.3)
Equity to total assets at end of period	12.9%	12.8%		13.5%
Average number of basic shares outstanding	135,571	135,505	0.2	137,705	(1.5)
Average number of diluted shares outstanding	135,571	135,537	0.1	137,705	(1.5)

The following table summarizes loan originations and purchases and borrowing activity, along with the related weighted average rates, during the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30, 2021		September 30, 2021
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Loan originations and purchases
One- to four-family and consumer:
Originated	$237,358	2.86%	$1,185,924	2.78%
Purchased	184,562	2.68	689,527	2.64

Commercial:
Originated	43,021	4.08	251,530	3.43
Purchased	19,600	4.06	134,714	4.15
	$484,541	2.95	$2,261,695	2.89
Borrowing activity
Maturities and prepayments	$(340,000)	2.73	$(1,305,000)	2.18
New borrowings	340,000	2.17	1,105,000	1.96

Comparison of September 30, 2021 to June 30, 2021
The decrease in total assets was due primarily to a decrease in cash and cash equivalents, partially offset by an increase in loans receivable, as excess operating cash was generally used to fund loan growth during the current quarter. The increase in loans receivable was mainly in the one- to four-family correspondent loan portfolio.

The decrease in deposits was due primarily to a decrease in the certificate of deposit portfolio, partially offset by an increase in money market accounts, as customers moved some of the funds from maturing certificates to more liquid investment options such as the Bank's money market accounts.

Comparison of September 30, 2021 to September 30, 2020
The increase in total assets was due mainly to an increase in securities, partially offset by decreases in cash and cash equivalents and loans receivable. Securities were purchased with cash flows from the loan portfolio and growth in the deposit portfolio that was not used to pay down maturing borrowings. The decrease in loans receivable was primarily in the one- to four-family correspondent loan portfolio.

The increase in total deposits was in non-maturity deposits, partially offset by a decrease in retail certificates of deposit. The decrease in total borrowings was due to not renewing borrowings that matured during the current year. Cash flows from deposit growth were used to pay off maturing borrowings.

Stockholders' Equity
During the current year, the Company paid cash dividends totaling $117.9 million and repurchased common stock totaling $1.5 million. The cash dividends paid during the current year totaled $0.87 per share and consisted of a $0.40 per share True Blue Capitol cash dividend, a $0.13 per share cash true-up dividend related to fiscal year 2020 earnings and four regular quarterly cash dividends of $0.085 per share. Given the state of economic uncertainty, the Company elected to defer the annual True Blue dividend in June 2020. In June 2021, the Company paid a True Blue Capitol cash dividend of $0.40 per share, which represented a $0.20 per share cash dividend for fiscal year 2020 and a $0.20 per share cash dividend for fiscal year 2021.
On October 19, 2021, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on November 19, 2021 to stockholders of record as of the close of business on November 5, 2021. On October 28, 2021, the Company announced a fiscal year 2021 cash true-up dividend of $0.22 per share, or approximately $29.9 million, related to fiscal year 2021 earnings. The $0.22 per share cash true-up dividend was determined by taking the difference between total earnings for fiscal year 2021 and total regular quarterly cash dividends paid during fiscal year 2021, divided by the number of shares outstanding. The cash true-up dividend is payable on December 3, 2021 to stockholders of record as of the close of business on November 19, 2021, and is the result of the Board of Directors' commitment to distribute to stockholders 100% of the annual earnings of the Company for fiscal year 2021. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At September 30, 2021, this ratio was 11.5%.
At October 1, 2021, Capitol Federal Financial, Inc., at the holding company level, had $93.8 million in cash on deposit at the Bank. For fiscal year 2022, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2022.

The following table presents a reconciliation of total to net shares outstanding as of September 30, 2021.

Total shares outstanding	138,832,284
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,219,012)
Net shares outstanding	135,613,272

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the community bank leverage ratio ("CBLR") requirement is a minimum of 8.5% for calendar year 2021 and 9% thereafter. As of September 30, 2021, the Bank's CBLR was 11.5%, which exceeded the minimum requirement.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's and its correspondent banks' market areas; the future earnings and capital levels of the Bank, which could affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	June 30,	September 30,
	2021	2021	2020
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $24,289, $74,346 and $172,430)	$42,262	$95,305	$185,148
AFS securities, at estimated fair value (amortized cost of $2,008,456, $2,002,957 and $1,529,605)	2,014,608	2,015,705	1,560,950
Loans receivable, net (ACL of $19,823, $20,724 and $31,527)	7,081,142	7,033,827	7,202,851
FHLB stock, at cost	73,421	73,630	93,862
Premises and equipment, net	99,127	99,551	101,875
Income taxes receivable, net	—	891	—
Other assets	320,686	330,756	342,532
TOTAL ASSETS	$9,631,246	$9,649,665	$9,487,218

LIABILITIES:
Deposits	$6,597,396	$6,638,294	$6,191,408
Borrowings	1,582,850	1,582,400	1,789,313
Advance payments by borrowers for taxes and insurance	72,729	47,330	65,721
Income taxes payable, net	918	—	795
Deferred income tax liabilities, net	5,810	7,922	8,180
Other liabilities	129,270	136,095	146,942
Total liabilities	8,388,973	8,412,041	8,202,359

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,832,284, 138,833,184 and 138,956,296 shares issued and outstanding as of September 30, 2021, June 30, 2021, and September 30, 2020, respectively	1,388	1,388	1,389
Additional paid-in capital	1,189,633	1,189,466	1,189,853
Unearned compensation, ESOP	(31,387)	(31,801)	(33,040)
Retained earnings	98,944	91,909	143,162
AOCI, net of tax	(16,305)	(13,338)	(16,505)
Total stockholders' equity	1,242,273	1,237,624	1,284,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,631,246	$9,649,665	$9,487,218

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2021	2021	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans receivable	$57,139	$54,779	$229,897	$270,494
MBS	4,900	5,360	21,399	23,009
FHLB stock	952	944	3,916	5,827
Investment securities	750	763	2,825	4,467
Cash and cash equivalents	27	26	144	1,181
Total interest and dividend income	63,768	61,872	258,181	304,978

INTEREST EXPENSE:
Deposits	10,335	11,475	48,406	67,598
Borrowings	7,889	7,826	34,774	48,045
Total interest expense	18,224	19,301	83,180	115,643

NET INTEREST INCOME	45,544	42,571	175,001	189,335

PROVISION FOR CREDIT LOSSES	(1,323)	(2,691)	(8,510)	22,300
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,867	45,262	183,511	167,035

NON-INTEREST INCOME:
Deposit service fees	3,294	3,227	12,282	11,285
Gain on sale of Visa Class B shares	—	—	7,386	—
Insurance commissions	781	723	3,030	2,487
Other non-interest income	1,228	1,286	5,388	5,827
Total non-interest income	5,303	5,236	28,086	19,599

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,600	13,867	56,002	52,996
Information technology and related expense	4,354	4,736	17,922	16,974
Occupancy, net	3,639	3,504	14,045	13,870
Regulatory and outside services	1,476	1,469	5,764	5,762
Advertising and promotional	1,404	1,407	5,133	4,889
Loss on interest rate swap termination	—	—	4,752	—
Deposit and loan transaction costs	638	693	2,761	2,890
Federal insurance premium	657	633	2,545	914
Office supplies and related expense	426	402	1,715	2,195
Other non-interest expense	1,053	891	4,930	5,514
Total non-interest expense	28,247	27,602	115,569	106,004
INCOME BEFORE INCOME TAX EXPENSE	23,923	22,896	96,028	80,630
INCOME TAX EXPENSE	5,370	4,709	19,946	16,090
NET INCOME	$18,553	$18,187	$76,082	$64,540

Average Balance Sheets
The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates (annualized for the three-month periods) on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	September 30, 2021			June 30, 2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,974,876	$32,979	3.32%	$3,982,990	$33,727	3.39%
Correspondent purchased	2,024,372	12,942	2.56	1,971,209	10,367	2.10
Bulk purchased	177,233	730	1.65	185,198	826	1.78
Total one- to four-family loans	6,176,481	46,651	3.02	6,139,397	44,920	2.93
Commercial loans	811,731	9,378	4.52	805,721	8,744	4.29
Consumer loans	95,449	1,110	4.61	96,980	1,115	4.61
Total loans receivable(1)	7,083,661	57,139	3.21	7,042,098	54,779	3.11
MBS(2)	1,510,421	4,900	1.30	1,529,679	5,360	1.40
Investment securities(2)(3)	500,104	750	0.60	533,076	763	0.57
FHLB stock	72,699	952	5.19	73,689	944	5.14
Cash and cash equivalents	69,501	27	0.15	97,890	26	0.11
Total interest-earning assets	9,236,386	63,768	2.75	9,276,432	61,872	2.66
Other non-interest-earning assets	445,371			430,639
Total assets	$9,681,757			$9,707,071

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,563,501	183	0.05	$1,546,665	182	0.05
Savings	514,253	71	0.05	513,528	72	0.06
Money market	1,729,080	907	0.21	1,646,970	998	0.24
Retail/business certificates	2,578,351	9,003	1.39	2,678,914	9,938	1.49
Wholesale certificates	246,739	171	0.27	251,571	285	0.45
Total deposits	6,631,924	10,335	0.62	6,637,648	11,475	0.69
Borrowings(4)	1,582,554	7,889	1.97	1,582,905	7,826	1.97
Total interest-bearing liabilities	8,214,478	18,224	0.88	8,220,553	19,301	0.94
Other non-interest-bearing liabilities	220,294			203,532
Stockholders' equity	1,246,985			1,282,986
Total liabilities and stockholders' equity	$9,681,757			$9,707,071

Net interest income(5)		$45,544			$42,571
Net interest rate spread(6)			1.87			1.72
Net interest-earning assets	$1,021,908			$1,055,879
Net interest margin(7)			1.97			1.84
Ratio of interest-earning assets to interest-bearing liabilities			1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.77%			0.75%
Return on average equity (annualized)			5.95			5.67
Average equity to average assets			12.88			13.22
Operating expense ratio(8)			1.17			1.14
Efficiency ratio(9)			55.55			57.73

	For the Year Ended September 30,
	2021			2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,966,059	$137,461	3.47%	$3,950,425	$150,526	3.81%
Correspondent purchased	2,010,823	48,066	2.39	2,348,120	70,112	2.99
Bulk purchased	191,029	3,601	1.89	230,720	6,065	2.63
Total one- to four-family loans	6,167,911	189,128	3.07	6,529,265	226,703	3.47
Commercial loans	788,702	36,085	4.51	785,127	37,320	4.68
Consumer loans	101,277	4,684	4.63	123,334	6,471	5.25
Total loans receivable(1)	7,057,890	229,897	3.25	7,437,726	270,494	3.63
MBS(2)	1,446,466	21,399	1.48	954,197	23,009	2.41
Investment securities(2)(3)	482,641	2,825	0.59	270,683	4,467	1.65
FHLB stock	77,250	3,916	5.07	100,251	5,827	5.81
Cash and cash equivalents	131,798	144	0.11	179,142	1,181	0.65
Total interest-earning assets	9,196,045	258,181	2.80	8,941,999	304,978	3.40
Other non-interest-earning assets	443,724			461,614
Total assets	$9,639,769			$9,403,613

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,482,698	772	0.05	$1,180,110	762	0.06
Savings	487,146	280	0.06	388,662	292	0.08
Money market	1,598,838	4,128	0.26	1,252,992	6,647	0.53
Retail/business certificates	2,688,811	42,034	1.56	2,716,945	55,238	2.03
Wholesale certificates	252,623	1,192	0.47	282,947	4,659	1.65
Total deposits	6,510,116	48,406	0.74	5,821,656	67,598	1.16
Borrowings(4)	1,636,399	34,774	2.11	2,065,966	48,045	2.31
Total interest-bearing liabilities	8,146,515	83,180	1.02	7,887,622	115,643	1.46
Other non-interest-bearing liabilities	219,328			203,990
Stockholders' equity	1,273,926			1,312,001
Total liabilities and stockholders' equity	$9,639,769			$9,403,613

Net interest income(5)		$175,001			$189,335
Net interest rate spread(6)			1.78			1.94
Net interest-earning assets	$1,049,530			$1,054,377
Net interest margin(7)			1.90			2.12
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets			0.79%			0.69%
Return on average equity			5.97			4.92
Average equity to average assets			13.22			13.95
Operating expense ratio(8)			1.20			1.13
Efficiency ratio(9)			56.91			50.74

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $4.9 million and $5.1 million for the quarters ended September 30, 2021 and June 30, 2021, respectively, and $6.6 million and $13.8 million for the years ended September 30, 2021 and September 30, 2020, respectively.
(4)The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(5)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	September 30, 2021			June 30, 2021			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,956,064	3.18%	55.8%	$3,977,129	3.23%	56.4%	$3,937,310	3.50%	54.5%
Correspondent purchased	2,003,477	3.02	28.2	1,953,185	3.09	27.7	2,101,082	3.49	29.1
Bulk purchased	173,662	1.65	2.4	179,019	1.90	2.5	208,427	2.41	2.9
Construction	39,142	2.82	0.6	30,325	2.96	0.4	34,593	3.30	0.5
Total	6,172,345	3.09	87.0	6,139,658	3.14	87.0	6,281,412	3.46	87.0
Commercial:
Commercial real estate	676,908	4.00	9.6	680,664	3.99	9.7	626,588	4.29	8.7
Commercial and industrial	66,497	3.83	0.9	73,713	3.24	1.0	97,614	2.79	1.4
Construction	85,963	4.03	1.2	60,614	4.11	0.9	105,458	4.04	1.4
Total	829,368	3.99	11.7	814,991	3.93	11.6	829,660	4.08	11.5
Consumer loans:
Home equity	86,274	4.60	1.2	88,587	4.63	1.3	103,838	4.66	1.4
Other	8,086	4.19	0.1	8,389	4.26	0.1	10,086	4.40	0.1
Total	94,360	4.57	1.3	96,976	4.60	1.4	113,924	4.64	1.5
Total loans receivable	7,096,073	3.21	100.0%	7,051,625	3.26	100.0%	7,224,996	3.55	100.0%

Less:
ACL	19,823			20,724			31,527
Discounts/unearned loan fees	29,556			30,593			29,190
Premiums/deferred costs	(34,448)			(33,519)			(38,572)
Total loans receivable, net	$7,081,142			$7,033,827			$7,202,851

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended		For the Year Ended
	September 30, 2021		September 30, 2021
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,051,625	3.26%	$7,224,996	3.55%
Originated and refinanced	280,379	3.05	1,437,454	2.89
Purchased and participations	204,162	2.81	824,241	2.89
Change in undisbursed loan funds	(6,656)		(174,416)
Repayments	(433,374)		(2,215,585)
Principal recoveries/(charge-offs), net	4		(478)
Other	(67)		(139)
Ending balance	$7,096,073	3.21	$7,096,073	3.21

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of September 30, 2021. Credit scores were updated in September 2021 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

		% of	Credit		Average
	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,956,064	64.5%	771	61%	$152
Correspondent purchased	2,003,477	32.7	765	64	407
Bulk purchased	173,662	2.8	771	58	294
	$6,133,203	100.0%	769	62	194

The following table presents originated and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average rates, weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended				For the Year Ended
	September 30, 2021				September 30, 2021
				Credit				Credit
	Amount	Rate	LTV	Score	Amount	Rate	LTV	Score
	(Dollars in thousands)
Originated	$220,353	2.74%	72%	763	$1,121,829	2.68%	70%	767
Correspondent purchased	184,562	2.68	71	767	689,527	2.64	69	772
	$404,915	2.71	71	765	$1,811,356	2.66	70	769

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of September 30, 2021, along with associated weighted average rates.

	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$87,117	2.78%
Correspondent	95,395	2.54
	$182,512	2.65

As of September 30, 2021, there were $2.7 million of one- to-four family loans with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Commercial Loans: During the current year, the Bank originated $251.5 million of commercial loans, including $22.8 million of Paycheck Protection Program ("PPP") loans, and entered into commercial loan participations totaling $134.7 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $270.0 million at a weighted average rate of 3.59%. Additionally, during the current year, $63.5 million of PPP loans were paid off, primarily by the U.S. Small Business Administration ("SBA") following completion of the loan forgiveness process.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of September 30, 2021. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	34	$229,082	$36,202	$265,284	$30,500	$295,784	27.8%
Retail building	135	158,834	49,705	208,539	11,622	220,161	20.7
Hotel	10	137,301	57,364	194,665	—	194,665	18.3
Office building	92	49,608	60,379	109,987	—	109,987	10.3
One- to four-family property	385	61,717	7,457	69,174	1,453	70,627	6.6
Single use building	25	42,155	4,873	47,028	21,300	68,328	6.4
Multi-family	38	53,173	13,026	66,199	690	66,889	6.3
Other	101	31,001	5,166	36,167	1,502	37,669	3.6
	820	$762,871	$234,172	$997,043	$67,067	$1,064,110	100.0%

Weighted average rate		4.00%	4.03%	4.01%	3.73%	3.99%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of September 30, 2021.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	636	$327,419	$21,416	$348,835	$44,302	$393,137	36.9%
Texas	11	135,644	137,480	273,124	—	273,124	25.7
Missouri	146	205,989	26,052	232,041	21,265	253,306	23.8
Colorado	7	16,087	20,012	36,099	—	36,099	3.4
Arkansas	3	12,143	21,620	33,763	—	33,763	3.2
Nebraska	6	33,464	4	33,468	—	33,468	3.1
Other	11	32,125	7,588	39,713	1,500	41,213	3.9
	820	$762,871	$234,172	$997,043	$67,067	$1,064,110	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of September 30, 2021.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$180,500
>$15 to $30 million	16	363,129
>$10 to $15 million	7	85,141
>$5 to $10 million	15	96,776
$1 to $5 million	111	251,794
Less than $1 million	1,324	194,423
	1,477	$1,171,763

As of September 30, 2021, there were commercial loans with an aggregate gross balance, including undisbursed amounts, of $146.4 million with COVID-19 loan modifications that were still in their deferral period. There were $237.2 million of commercial loans with COVID-19 loan modifications that were out of their deferral period by September 30, 2021. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at September 30, 2021, approximately 61% were 59 days or less delinquent. Nonaccrual loans are loans that are 90 or more days delinquent or in foreclosure and other loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies, even if the loans are current. Non-performing assets include nonaccrual loans and OREO. In late March 2020, the Bank suspended the initiation of foreclosure proceedings for owner-occupied one- to four-family loans. At September 30, 2021, there were $7.4 million of non-performing one- to four-family loans for which foreclosure proceedings either had been initiated prior to the foreclosure suspension or would have been initiated if the foreclosure suspension were not in place.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	48	$4,156	51	$5,141	45	$4,151	62	$5,844	42	$3,012
Correspondent purchased	7	2,590	9	3,650	9	2,910	13	4,694	8	3,123
Bulk purchased	4	541	6	958	5	352	9	1,750	12	2,532
Commercial	2	37	1	35	5	806	8	1,047	2	45
Consumer	25	498	25	354	17	287	30	515	26	398
	86	$7,822	92	$10,138	81	$8,506	122	$13,850	90	$9,110
30 to 89 days delinquent loans
to total loans receivable, net		0.11%		0.14%		0.12%		0.20%		0.13%

	Non-Performing Loans and OREO at:
	September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	50	$3,693	53	$3,696	55	$4,433	51	$4,370	51	$4,362
Correspondent purchased	10	3,210	12	4,230	10	3,749	9	3,371	6	2,397
Bulk purchased	9	2,974	7	2,596	10	3,172	13	3,724	12	2,903
Commercial	6	1,214	7	1,278	6	1,068	5	820	5	1,360
Consumer	21	498	23	445	26	531	26	473	14	304
	96	11,589	102	12,245	107	12,953	104	12,758	88	11,326

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.16%		0.17%		0.19%		0.18%		0.16%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	7	$1,288	7	$1,392	9	$1,646	9	$968	9	$691
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	1	131	1	131	—	—	—	—	—	—
Commercial	4	419	3	403	4	642	3	411	3	464
Consumer	1	9	—	—	—	—	1	9	1	9
	13	1,847	11	1,926	13	2,288	13	1,388	13	1,164
Total nonaccrual loans	109	13,436	113	14,171	120	15,241	117	14,146	101	12,490

Nonaccrual loans as a percentage of total loans		0.19%		0.20%		0.22%		0.20%		0.17%

OREO:
One- to four-family:
Originated(2)	3	$170	3	$177	2	$105	3	$129	4	$183
Total non-performing assets	112	$13,606	116	$14,348	122	$15,346	120	$14,275	105	$12,673

Non-performing assets as a percentage of total assets		0.14%		0.15%		0.16%		0.15%		0.13%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

Of the one- to four-family COVID-19 loan modifications that had completed the deferral period by September 30, 2021, $2.2 million were 30 to 89 days delinquent and $2.8 million were 90 or more days delinquent as of September 30, 2021. Of the commercial COVID-19 loan modifications that had completed the deferral period by September 30, 2021, $3 thousand were 30 to 89 days delinquent and none were 90 or more days delinquent as of September 30, 2021.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at September 30, 2021 compared to September 30, 2020 was due mainly to the addition of two commercial loans totaling $50.0 million for which the borrowers have been impacted by the COVID-19 pandemic. Both of these loans were subject to COVID-19 loan modifications during fiscal year 2020 and have since resumed full payments. There are underlying economic considerations that management is monitoring in association with these loans resulting in the special mention classification.

	September 30, 2021		September 30, 2020
	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$14,332	$23,458	$11,339	$25,630
Commercial	99,729	3,259	52,006	4,914
Consumer	135	718	332	589
	$114,196	$27,435	$63,677	$31,133

Allowance for Credit Losses: The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. The economic forecast scenarios selected by management improved at September 30, 2021 compared to June 30, 2021 which resulted in a reduction in the ACL calculated by the model. Management applied qualitative factors at September 30, 2021 to account for the continued economic uncertainties, along with the balance and trending of large-dollar special mention commercial loans and commercial loan COVID-19 modifications. The economic uncertainties were related to (1) the job market, specifically the unemployment rate and labor participation rate and how the significant federal assistance may be impacting those measures and (2) the unevenness of the recovery in certain industries in which the Bank has lending relationships. The ACL related to the commercial loans qualitative factors decreased during the current quarter due to improvement in forecasted economic conditions at September 30, 2021 compared to June 30, 2021.

The following table presents a summary of changes in ACL and reserve for off-balance sheet credit exposures occurring during the quarter ended September 30, 2021.

	ACL	Reserve for off-balance sheet credit exposures	ACL and Reserve for off-balance sheet credit exposures
	(Dollars in thousands)
Balance at June 30, 2021	$20,724	$6,161	$26,885
Charge-offs	(26)	—	(26)
Recoveries	30	—	30
Net recoveries	4	—	4
Provision for credit losses	(905)	(418)	(1,323)
Balance at September 30, 2021	$19,823	$5,743	$25,566

The following tables present ACL activity and related ratios at the dates and for the periods indicated. On October 1, 2020, the Company adopted Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments ("CECL").

	For the Three Months Ended	For the Year Ended
	September 30, 2021	September 30, 2021
	(Dollars in thousands)
Balance at beginning of period	$20,724	$31,527
Adoption of CECL	—	(4,761)
Charge-offs:
One- to four-family	(22)	(185)
Commercial	—	(515)
Consumer	(4)	(15)
Total charge-offs	(26)	(715)
Recoveries:
One- to four-family	4	144
Commercial	12	50
Consumer	14	43
Total recoveries	30	237
Net recoveries (charge-offs)	4	(478)
Provision for credit losses	(905)	(6,465)
Balance at end of period	$19,823	$19,823

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	0.01%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.03)	3.63
ACL to non-performing loans at end of period	147.54	147.54
ACL to loans receivable at end of period	0.28	0.28
ACL to net charge-offs (annualized)	N/M(1)	41.5x

(1)This ratio is not presented for the time period noted due to loan recoveries exceeding loan charge-offs during the period.

The distribution of our ACL at the dates indicated is summarized below. The October 1, 2020 column represents ACL at the time the Company adopted ASU 2016-13.

	At
	September 30,	June 30,	October 1,
	2021	2021	2020
	(Dollars in thousands)
One- to four-family:
Originated	$1,590	$1,515	$1,609
Correspondent purchased	2,062	1,739	2,324
Bulk purchased	304	674	903
Construction	22	20	25
Total	3,978	3,948	4,861
Commercial:
Commercial real estate	13,706	14,784	16,595
Commercial and industrial	344	345	559
Construction	1,602	1,404	4,452
Total	15,652	16,533	21,606
Consumer	193	243	299
Total	$19,823	$20,724	$26,766

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	At
	September 30,	June 30,	October 1,
	2021	2021	2020
One- to four-family:
Originated	0.04%	0.04%	0.04%
Correspondent purchased	0.10	0.09	0.11
Bulk purchased	0.18	0.38	0.43
Construction	0.06	0.07	0.07
Total	0.06	0.06	0.08
Commercial:
Commercial real estate	2.02	2.17	2.65
Commercial and industrial	0.52	0.47	0.57
Construction	1.86	2.32	4.22
Total	1.89	2.03	2.60
Consumer	0.20	0.25	0.26
Total	0.28	0.29	0.37

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at September 30, 2021. Overall, fixed-rate securities comprised 94% of our securities portfolio at September 30, 2021. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully tax-equivalent basis.

	Amount	Yield	WAL
	(Dollars in thousands)
MBS	$1,484,211	1.35%	3.5
U.S. government-sponsored enterprise debentures	519,971	0.61	3.7
Municipal bonds	4,274	1.81	0.3
Total securities portfolio	$2,008,456	1.16	3.5

The following tables summarize the activity in our securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended			For the Year Ended
	September 30, 2021			September 30, 2021
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,015,705	1.24%	3.8	$1,560,950	1.63%	3.1
Maturities and repayments	(118,136)			(594,294)
Net amortization of (premiums)/discounts	(1,898)			(6,206)
Purchases	125,533	1.05	4.6	1,079,351	1.01	5.0
Change in valuation on AFS securities	(6,596)			(25,193)
Ending balance - carrying value	$2,014,608	1.16	3.5	$2,014,608	1.16	3.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2021			June 30, 2021			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$543,849	—%	8.2%	$540,669	—%	8.2%	$451,394	—%	7.3%
Interest-bearing checking	1,037,362	0.07	15.7	1,014,665	0.08	15.3	865,782	0.10	14.0
Savings	519,069	0.05	7.9	513,054	0.06	7.7	433,808	0.06	7.0
Money market	1,753,525	0.19	26.6	1,688,337	0.25	25.4	1,419,180	0.37	22.9
Retail certificates of deposit	2,341,531	1.41	35.5	2,412,806	1.50	36.4	2,623,336	1.88	42.4
Commercial certificates of deposit	190,215	0.66	2.9	214,956	0.71	3.2	143,125	1.05	2.3
Public unit certificates of deposit	211,845	0.21	3.2	253,807	0.36	3.8	254,783	0.74	4.1
	$6,597,396	0.59	100.0%	$6,638,294	0.66	100.0%	$6,191,408	0.95	100.0%

The following table sets forth the weighted average maturity ("WAM") information for our certificates of deposit, in years, as of September 30, 2021.

Retail certificates of deposit	1.3
Commercial certificates of deposit	0.5
Public unit certificates of deposit	0.5
Total certificates of deposit	1.1

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of September 30, 2021.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2022	$75,000	$100,000	0.26%	1.92%
2023	300,000	—	1.70	1.81
2024	150,000	165,000	1.32	2.46
2025	300,000	100,000	1.33	2.09
2026	250,000	—	0.96	1.27
2027	150,000	—	0.93	1.24
	$1,225,000	$365,000	1.18	1.88

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $365.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.1 years at September 30, 2021.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAM is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended			For the Year Ended
	September 30, 2021			September 30, 2021
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,590,000	2.00%	3.5	$1,790,000	2.31%	3.0
Maturities and prepayments	(340,000)	2.73		(1,305,000)	2.18
New FHLB borrowings	340,000	2.17	2.8	1,105,000	1.96	3.7
Ending balance	$1,590,000	1.88	3.3	$1,590,000	1.88	3.3

Maturities of Interest-Bearing Liabilities

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and term borrowings for the next four quarters as of September 30, 2021.

	Retail/Commercial		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount(1)	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2021	$385,038	1.09%	$69,063	0.26%	$—	—%	$454,101	0.96%
March 31, 2022	329,419	1.15	70,776	0.28	—	—	400,195	0.99
June 30, 2022	314,758	1.15	32,175	0.09	—	—	346,933	1.05
September 30, 2022	432,378	1.40	21,501	0.09	75,000	0.29	528,879	1.19
	$1,461,593	1.21	$193,515	0.22	$75,000	0.29	$1,730,108	1.06

(1)The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap

Average Rates and Lives

At September 30, 2021, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(664.1) million, or (6.9)% of total assets, compared to $(478.2) million, or (5.0)% of total assets, at June 30, 2021. The change in the one-year gap amount was due primarily to an increase in the amount of deposits projected to reprice at September 30, 2021 compared to June 30, 2021. In addition, the amount of assets projected to reprice decreased due to a lower balance of cash at September 30, 2021 compared to June 30, 2021.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and mortgage-backed securities, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of September 30, 2021, the Bank's one-year gap is projected to be $(1.29) billion, or (13.4)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.12) billion, or (11.7)% of total assets, if interest rates were to have increased 200 basis points as of June 30, 2021.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of September 30, 2021. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Securities	$2,014,608	1.16%	3.9		21.8%
Loans receivable:
Fixed-rate one- to four-family	5,553,556	3.14	5.4	78.3%	60.2
Fixed-rate commercial	451,166	4.21	3.8	6.3	4.9
All other fixed-rate loans	53,793	3.73	6.4	0.8	0.6
Total fixed-rate loans	6,058,515	3.23	5.3	85.4	65.7
Adjustable-rate one- to four-family	579,647	2.46	4.0	8.2	6.3
Adjustable-rate commercial	378,202	4.12	7.2	5.3	4.1
All other adjustable-rate loans	79,709	4.25	2.5	1.1	0.8
Total adjustable-rate loans	1,037,558	3.20	5.1	14.6	11.2
Total loans receivable	7,096,073	3.23	5.2	100.0%	76.9
FHLB stock	73,421	5.21	2.9		0.8
Cash and cash equivalents	42,262	0.09	—		0.5
Total interest-earning assets	$9,226,364	2.78	4.9		100.0%

Non-maturity deposits	$3,853,805	0.11	5.9	58.4%	47.1%
Retail certificates of deposit	2,341,531	1.41	1.3	35.5	28.6
Commercial certificates of deposit	190,215	0.66	0.5	2.9	2.3
Public unit certificates of deposit	211,845	0.21	0.5	3.2	2.6
Total deposits	6,597,396	0.59	3.9	100.0%	80.6
Term borrowings	1,590,000	1.88	3.3		19.4
Total interest-bearing liabilities	$8,187,396	0.84	3.8		100.0%